Exhibit 3.60

FIRST AMENDMENT TO LIMITED LIABILITY COMPANY

OPERATING AGREEMENT OF

WELLS REIT II - OPUS/FINLEY PORTFOLIO, LLC

THIS FIRST AMENDMENT TO LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Amendment”) of WELLS REIT II - OPUS/FINLEY PORTFOLIO, LLC, a Delaware limited liability company (the “Company”), is made and entered into to be effective as of the 30th day of July, 2004 (the “Effective Date”), by and among the Company and WELLS OPERATING PARTNERSHIP II, L.P., a Delaware limited partnership (the “Member”).

BACKGROUND:

A.     The Company and the Member are the only parties to that certain Limited Liability Company Operating Agreement of the Company dated July 8, 2004 (the “Agreement”). Capitalized terms used and not otherwise defined herein shall have the respective meanings given to such terms in the Agreement.

B.     The Company and the Member desire to amend Article XII of the Agreement to provide for the right of the Member to pledge its interest in the Company in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto hereby agree as follows:

1.     The heading of Article XII of the Agreement is hereby amended by deleting the heading to said Article XII and by replacing it with the following:

“ARTICLE XII

TRANSFER OF MEMBERSHIP INTEREST”

2.     The body of Article XII of the Agreement is hereby amended by adding Section 12.2 as follows:

“12.2 Pledge. The Member shall have the right to grant security interests in, pledge or otherwise encumber any or all of its interest in the Company as security for any obligations of the Member.”

3.     This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its provisions regarding conflict of laws.

4.     This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Amendment.

5.     Except as specifically amended herein, all terms of the Agreement shall remain in full force and effect and are hereby ratified and affirmed.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

“MEMBER”

WELLS OPERATING PARTNERSHIP II, L.P., a Delaware limited partnership, as the sole Member

By:	Wells Real Estate Investment Trust II, Inc., a Maryland corporation, its General Partner

By:	/s/ Douglas P. Williams
Name:	Douglas P. Williams
Title:	Executive Vice President

“COMPANY”

WELLS REIT II - OPUS/FINLEY PORTFOLIO, LLC, a Delaware limited liability company

By:	Wells Operating Partnership II, L.P., a Delaware limited partnership, its sole member

	By:	Wells Real Estate Investment Trust II, Inc., a Maryland corporation, its General Partner

By:	/s/ Douglas P. Williams
Name:	Douglas P. Williams
Title:	Executive Vice President